Exhibit 99.1

NEWS RELEASE

Contacts: Select Energy Services
Gary Gillette, CFO & SVP Justin Briscoe, VP, Corporate Development (940) 668-0259 IR@selectenergyservices.com

FOR IMMEDIATE RELEASE

Dennard • Lascar Associates Ken Dennard / Lisa Elliott 713-529-6600 WTTR@dennardlascar.com

SELECT ENERGY SERVICES ENTERS INTO DEFINITIVE

AGREEMENT WITH ROCKWATER ENERGY SOLUTIONS IN

STOCK-FOR-STOCK MERGER TRANSACTION

•                  Further strengthens one of the leading water solutions companies across all unconventional basins

•                  Highly complementary strengths across pre-frac and other water-related service lines plus addition of completion and production chemicals business

•                  Strong, unlevered balance sheet allows financial flexibility for continued infrastructure development projects and acquisition opportunities

•                  Conference call is scheduled for Wednesday, July 19, 2017 at 9:00 a.m. Eastern Time

GAINESVILLE, TX — July 18, 2017 — Select Energy Services, Inc. (NYSE: WTTR) (“Select”), a leading provider of total water solutions to the U.S. unconventional oil and gas industry, today announced that it has entered into a definitive merger agreement with privately-held Rockwater Energy Solutions, Inc. (“Rockwater”) in a stock-for-stock transaction.  Select will issue 37.95 million shares of common stock in exchange for all outstanding shares of Rockwater common stock.  Upon consummation of the transactions, current Select shareholders will own approximately 64.4% of the combined company and Rockwater shareholders will own approximately 35.6%, with a total of 106.73 million Select common shares outstanding.  Crestview Partners will be the largest shareholder post-merger, followed by SCF Partners and Mr. John Schmitz, currently Chairman and CEO of Select.  The requisite stockholders of Select and Rockwater have approved the transactions, and the transaction is expected to close in the third quarter of 2017, subject to customary closing conditions, including U.S. governmental approval under the Hart-Scott-Rodino Act.

Rockwater is a leading provider of comprehensive water management solutions to the North American unconventional oil and gas industry, providing complementary chemical products and expertise related to water solutions. Rockwater’s water management solutions include water sourcing, transfer, treatment and storage; flowback and well testing; fluids conditioning and recycling; and field fluids logistics.  Rockwater also develops and manufactures a full suite of specialty chemicals used in the well completion process and production chemicals used to enhance performance over the producing life of a well.

Upon completion of the merger, John Schmitz, currently Chairman & CEO of Select, will become the full-time Executive Chairman and Holli Ladhani, currently the Chairman, President & CEO of Rockwater, will become the President & CEO of Select.  All water-related services of the combined company will consolidate under the Select brand name and Rockwater’s chemicals business unit will retain the Rockwater brand name.

Commenting on the merger, Mr. Schmitz said, “This is a very exciting opportunity to combine two companies that are highly-focused on the challenge of providing world-class water-related services to the major shale basins.  As we are experiencing a strong recovery in many of our markets, we have the opportunity to combine our equipment, management teams, and over 3,200 field personnel to provide more comprehensive services to our customers.  I believe the combined expertise and scale we are creating in this merger will generate substantial benefits for Select and our shareholders.”

Ms. Ladhani added, “We are combining two entrepreneurial companies with similar cultures and aspirations.  Our service lines are very complementary and as the industry continues to relentlessly increase frac intensity, the demand for creative solutions to water-related issues is expected to grow significantly as well.  We intend to be at the forefront in providing those solutions.”

The two companies have updated their internal financial projections as part of the merger analysis.  Rockwater’s stand-alone revenue and adjusted EBITDA for the three-month period ended June 30, 2017, are expected to be in a range of $178 million to $180 million and $17 million to $18 million, respectively.  Select’s stand-alone revenue and adjusted EBITDA for the three-month period ended June 30, 2017, are expected to be in a range of $132 million to $134 million and $26 million to $27 million, respectively.  Rockwater’s stand-alone adjusted EBITDA over the second half of 2017 is expected to be in a range of $45 million to $47 million.  The combination is expected to be meaningfully accretive to earnings per share, free cash flow per share and EBITDA per share on a fourth quarter 2017 and full years 2018 and 2019 basis, before any contribution from synergies.

The combined company’s pro-forma annualized revenue based on expected second quarter 2017 results is expected to be in a range of $1.2 billion to $1.3 billion, with approximately 70% of the revenue derived from water solutions, 16% from chemical services, and 14% from other services including Select’s Peak and Affirm business units.  Additionally, the combined company expects to realize consolidation benefits in a range of $15 million to $20 million on an annualized basis, which should be fully realized in 2018.

From a balance sheet perspective, the combined company will be in a strong position with estimated pro forma net bank debt outstanding at June 30, 2017 of approximately $10 million.  Concurrent with the signing of the merger agreement, Select has received committed financing for a five-year $150 million asset backed revolving loan (ABL) facility from one of its current lenders.  In connection with the closing of the merger, the Company expects to increase the size of the facility to $300 million with a syndicate of lenders, with a borrowing base that is expected to provide in excess of $200 million of available undrawn liquidity.

The merger agreement provides for the expansion of the Select Board of Directors to nine members, adding four directors from the current Rockwater Board of Directors to join the five current members of the Select Board. The Audit and Compensation Committees will be chaired by existing Select Board members while the Nominating & Governance Committee will be chaired by a Rockwater nominated Director.

Following the consummation of the transaction, Select will file a Registration Statement covering the Select common shares to be issued to the existing holders of Rockwater Class A-1 common stock. As soon as that Registration Statement becomes effective, such shares will automatically convert to Class A common shares of Select.

Simmons & Company International, Energy Specialists of Piper Jaffray & Co., acted as exclusive financial advisor and Vinson & Elkins LLP acted as legal advisor to Select in the transaction. Wells Fargo Securities, LLC acted as financial advisor and Baker Botts LLP acted as legal advisor to Rockwater.

Conference Call

Select and Rockwater have scheduled a conference call on Wednesday, July 19, 2017 at 9:00 a.m. EDT to discuss the merger.  Please dial 201-389-0872 and ask for the Select-Rockwater Merger Conference Call at least 10 minutes prior to the start time, or live over the Internet by logging on to the web at the address http://investors.selectenergyservices.com/events-and-presentations. An accompanying slide presentation to the call will also be located at the same website address.  A telephonic replay of the conference call will be available through July 26, 2017 and may be accessed by calling 201-612-7415 using passcode 13666634#.  A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Energy Services, Inc.

Select Energy is a leading provider of total water solutions to the U.S. unconventional oil and gas industry.  Select provides for the sourcing and transfer of water (both by permanent pipeline and temporary pipe) prior to its use in the drilling and completion activities associated with hydraulic fracturing, as well as complementary water-related services that support oil and gas well completion and production activities, including containment, monitoring, treatment, flowback, hauling, and disposal.  For more information, please visit http://selectenergyservices.com.

About Rockwater Energy Solutions, Inc.

Rockwater Energy Solutions is a leading provider of comprehensive water management solutions to the North American unconventional oil and gas industry and  believes  it is  the only company that provides complementary chemistry products and expertise in connection with its water solutions. Rockwater’s water management solutions include water sourcing, transfer, treatment, testing, remote monitoring, and storage; site and pit surveys; flowback and well testing; fluids conditioning and recycling and field fluids logistics.  It also develops and manufactures a full suite of specialty chemicals used in the well completion process and production chemicals used to enhance performance over the producing life of a well, which the company believes gives it a unique competitive advantage in the energy industry. The company currently provides services to exploration and production companies and oilfield service companies operating in all the major shale and producing basins in North America, including the Permian Basin, the Mid-Continent (including the SCOOP/STACK plays), the Bakken, Western Canada, the Marcellus and Utica basins, the Rockies and the Eagle Ford. For more information, please visit http://www.rockwaterenergy.com/

Cautionary Statement Regarding Forward Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results.  We have attempted to identify any forward-looking statements by using words such as “expect”, “will”, “estimate” and other similar expressions. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.

Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to the factors discussed or referenced in the “Risk Factors” section of the prospectus we filed with the U.S. Securities and Exchange Commission on April 24, 2017, relating to our recently completed initial public offering.

You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

Additional Information and Where to Find It

In connection with the proposed transaction, Select intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including Select’s information statement in preliminary and definitive form. Stockholders are advised to read all relevant documents filed with the SEC, including Select’s information statement, because they will contain important information about the proposed transaction. These documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, documents will also be available for free from Select by contacting the Company at 1820 N I-35, Gainesville, TX 76240 or (940)-668-1818.

Non-GAAP Financial Measures

We view EBITDA and Adjusted EBITDA as important indicators of performance. We define EBITDA as net income, plus taxes, interest expense, and depreciation and amortization. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment charges or asset write-offs pursuant to GAAP, plus/(minus) non-cash losses/(gains) on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures.

Our board of directors, management and investors use EBITDA and Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and items outside the control of our management team. We present EBITDA and Adjusted EBITDA because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

EBITDA and Adjusted EBITDA are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures will provide useful information to investors in assessing our financial performance and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA or Adjusted EBITDA in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP measure for the periods presented:

Select Energy Services, Inc.

($ in millions)	Q2 2017 (Low)	Q2 2017 (High)
Net Income/(Loss)	$(12)	$(11)
Taxes	1	1
Interest Expense	0	0
Depreciation and Amortization	23	23
EBITDA	$12	$13
Net (Income)/Loss from Discounted Operations	0	0
Impairment	0	0
Lease Abandonment costs	0	0
Non-recurring severance expense	0	0
Non-recurring deal costs	0	0
Non-cash incentive (gain)/loss	1	1
Non-cash (gain)/loss on sale of subsidiaries and other assets	0	0
Non-recurring acquisition costs and other	13	13
Adjusted EBITDA	$26	$27

Rockwater Energy Solutions, Inc.

($ in millions)	Q2 2017 (Low)	Q2 2017 (High)
Net Income/(Loss)	$(2)	$(2)
Taxes	0	1
Interest Expense	1	1
Depreciation and Amortization	16	16
EBITDA	$15	$16
Impairment of longed-lived and intangible assets	0	0
Restructuring costs	0	0
Restructuring related severance expenses	0	0
Bad debt expense	0	0
Inventory write downs	0	0
Foreign currency (gains) losses	0	0
(Gain) loss on the valuation of contingent obligations	0	0
Non-cash compensation expense	1	1
Non-cash (gain) loss on sale of subsidiaries and other assets	0	0
Transaction related costs	1	1
Adjusted EBITDA	$17	$18